December 20, 2006

SDSP Member

<<Address 1>>

<<Address2>>

<<City>>, <<State>> <<zip>>

Dear Member,

This letter is intended to assist you with your tax planning by disclosing the potential tax liability you may incur for 2006 from your investment in South Dakota Soybean Processors, LCC ("'we," "us" or "our"). You will receive a final Form K-1 after we complete our audit and file our tax return.

As a public reporting company, we are required to file periodic reports with the Securities Exchange Commission ("SEC"). As of September 30, 2006, we reported consolidated book net income of $4.6 million, or $0.15 per capital unit. We project our unaudited book net income for the 4th quarter of 2006 to be approximately $2.3 million, bringing our projected unaudited book net income for the year ended December 31, 2006 to be approximately $6.8 million.

The aforementioned amount will be adjusted for various book to tax income differences to compute your taxable income for 2006. As of December 31, 2006, we anticipate taxable income to be approximately $9.3 million, or approximately $0.29 to $0.33 per capital unit.

As of the date of this letter, we have you listed as owning X,XXX capital units. If you have transferred, received, purchased, or sold any capital units during the year 2006, your taxable income on those capital units will be prorated according to the effective date of the transfer.

This letter is not intended to provide tax advice or be considered a final Form K-1. We strongly encourage you to discuss how this information should be treated with your tax advisor.

Sincerely,

SOUTH DAKOTA SOYBEAN PROCESSORS, LLC

James A. Seurer

Chief Financial Officer

Statements made in this letter about South Dakota Soybean Processors, LLC, other than statements of historical fact, are forward-looking statements, and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made.

P.O. Box 500 • 100 Caspian Avenue, Volga, SD 57071-0500 • Phone 605-627-9240  FAX 605-627-5869